UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
(Date of earliest event reported): January 22, 2006
ELECTRIC CITY CORP.
(Exact name of registrant as specified in its charter)

DELAWARE	001-16265	36-4197337

(State or other jurisdiction of	(Commission File #)	(IRS Employer Identification No.)
incorporation or organization
1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410
(Address of principal executive offices)
(847) 437-1666
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
  ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Electric City Corp. and Mr. David Asplund entered into a three year employment contract for Mr. Asplund to serve as the Company’s Chief Executive Officer, effective as of January 23, 2006, the date when Mr. Asplund began serving as the Company’s CEO. The contract provides for a base annual salary of $285,000 and eligibility for up to $65,000 of bonus compensation each year, based on the Company’s performance. For the first year, the bonus will be based on consolidated gross revenue, with $15,000 payable if gross revenue exceeds $10 million, an additional $15,000 payable if gross revenue exceeds $12.5 million, an additional $15,000 payable if gross revenue exceeds $16 million and an additional $20,000 payable if gross revenue exceeds $18 million. The bonus formula for the second and third contract years has not been determined but is to be based on consolidated net income of Electric City for such years.
In addition to base salary and bonus, Electric City has agreed to grant to Mr. Asplund options to purchase up to 1.5 million shares for each of the three contract years, with such options vesting in arrears at the end of each year. The option price for the first 1.5 million shares is $0.62, which was the 30 day average closing price of the Company’s common stock, determined on Friday, January 20, 2006, which was the last business day prior to the day Mr. Asplund began serving as CEO. The option price for each of the subsequent grants will be based on the market price on January 23, 2007 and January 23, 2008, respectively, using the 30 day average closing price of the Company’s common stock, determined on each such date. 500,000 of such options were granted pursuant to the Company’s 2001 Incentive Stock Plan. The remaining 4 million options are granted subject to obtaining shareholder approval to an amendment to the Company’s Incentive Stock Plan at the 2006 annual meeting of shareholders to increase the number of shares available under the Plan by at least 4 million. If the Company’s stockholders do not approve this amendment to the Incentive Stock Plan, for 30 days thereafter Mr. Asplund shall have the option of terminating his contract and receiving from the Company, as a lump sum, an amount equal to his base salary from the date of such termination through January 22, 2007 plus $65,000, plus any accrued unused vacation as of the date of termination, and such amount shall be paid to Mr. Asplund on the date of the Company’s next regular payroll. In addition, upon electing to terminate his contract in such circumstances, the 500,000 options shall immediately vest and will be exercisable for a period of 90 days.
The description of Mr. Asplund’s Employment Agreement is not intended to be complete and is qualified in its entirety by the complete text of the document attached to this filing as an exhibit, which is incorporated herein by reference.
Item 8.01 Other Events
Pursuant to the grant of options to purchase 500,000 shares of common stock at a price of $0.62 per share to Mr. Asplund (described above), the exercise price applicable under certain Warrant Certificates to Purchase Shares of Common Stock issued to CIT Capital Securities, Inc. (formerly named Newcourt Capital Securities, Inc.) on July 31, 2001 and September 7, 2001 automatically adjusted from $1.00 per share and $0.90 per share, respectively to $0.62 per share. The warrants evidenced thereby are exercisable for up to 4,064,830 shares of the Company’s common stock. The Company is recording an additional non-cash dividend of approximately $300,000 in respect of such adjustment to the exercise prices, due to the increase in value of the warrants as determine using a modified Black-Sholes option pricing model.
Item 9.01 Financial Statements and Exhibits
(a)	Not Applicable

(b)	Not Applicable

(c)	Not Applicable

(d)	Exhibits
          10.1 Employment Agreement with David R. Asplund

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ELECTRIC CITY CORP.

Dated: February 22, 2006	By:	/s/ Jeffrey R. Mistarz

Jeffrey R. Mistarz
Chief Financial Officer & Treasurer
(principal financial and accounting officer)

INDEX TO EXHIBITS

Exhibit
Number	Description
10.1	Employment Contract with David R. Asplund